UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 19, 2013

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2013, the board of directors of School Specialty, Inc. (the “Company”) appointed Kevin Baehler, the Company’s Senior Vice President, Corporate Controller, to serve as interim Chief Financial Officer of the Company, effective as of January 1, 2014.  The Company previously reported in a current report on Form 8-K filed with the Securities Exchange Commission (“SEC”) on August 19, 2013 that David N. Vander Ploeg was retiring as Chief Financial Officer, effective as of December 31, 2013.

Mr. Baehler, age 50, joined the Company in 2004 as Corporate Controller, and was promoted to Vice President, Corporate Controller in 2007. From June 2007 to April 2008, he served as interim Chief Financial Officer.  In April 2008, after stepping down as interim CFO, he was appointed to the position of Senior Vice President, Corporate Controller.  Since joining the Company, he has been responsible for all aspects of the Company’s financial reporting process. Prior to joining the Company, Mr. Baehler spent six years with GE Healthcare, a division of General Electric Company in various financial positions, most recently as Assistant Global Controller. Mr. Baehler obtained his undergraduate degree in accounting from the University of Wisconsin – Whitewater and he is a Certified Public Accountant.

In connection with his service as interim Chief Financial Officer, Mr. Baehler’s annual base salary will be increased from $190,000 to $325,000.  The amount of Mr. Baehler’s potential payout under the Management Incentive Plan for fiscal 2014 will be increased on a pro rata basis based on the increase in his base salary.  The terms of the Management Incentive Plan for fiscal 2014 were previously reported in a current report on Form 8-K filed with the SEC on September 16, 2013.

Mr. Baehler is not related by blood or marriage to any of the Company’s directors or executive officers.  The Company has not engaged in any transaction in which Mr. Baehler or a person related to Mr. Baehler had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: December 20, 2013	By: /s/ Kevin Baehler
Kevin Baehler, Senior Vice President, Corporate Controller

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